EXHIBIT 99.1

American National Announces First Quarter 2012 Results

GALVESTON, Texas, April 23, 2012 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced first quarter 2012 net income of $45,216,000 ($1.69 per diluted share) compared to net income of $47,528,000 ($1.78 per diluted share) for the same period in 2011.

First quarter after tax operating income, which excludes after tax net realized investment gains, increased to $40,685,000 ($1.52 per diluted share), as compared with $33,208,000 ($1.24 per diluted share) for the same period in 2011. After tax net realized investment gains were $4,531,000 ($0.17 per diluted share) for the first quarter of 2012 as compared with the net realized gains of $14,320,000 ($0.54 per diluted share) for the first quarter of 2011.

The 2011 net income included herein reflects the changes necessary to adopt ASU 2010-26 regarding deferred acquisition costs on a retrospective basis.  The adjustment of prior year income amounts is part of the changes necessary to conform to the new accounting standard.

After tax operating income improved primarily as a result of increased earnings in the property and casualty segment. Property and casualty after tax income was $16.5 million for the first quarter of 2012 as compared to after tax income of $8.2 million for the same period in 2011.

Total revenues for the three months ended March 31, 2012 were 1.2% less than 2011, as a result of decreases in net realized investment gains as well as lower premiums in the health and property and casualty segments, all of which were partially offset by an increase in net investment income.  Total assets as of March 31, 2012 increased to $22.7 billion, a 1.1% increase from the end of 2011. Stockholders' Equity as of March 31, 2012 was $3.7 billion, up 2.9% from the end of 2011. Book value per diluted share was $139.87 at March 31, 2012 as compared to $136.16 per diluted share at December 31, 2011.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

Quarter Ended March 31,
	2012	As adjusted ** 2011
Revenues	$ 742,675,000	$ 751,873,000
After-tax earnings:
Operating earnings ***	$ 40,685,000	$ 33,208,000
Net realized investment gains	$ 4,531,000	$ 14,320,000
Net income	$ 45,216,000	$ 47,528,000

Per share earnings:
Operating earnings – Diluted ***	$ 1.52	$ 1.24
Net realized investment gains – Diluted	$ 0.17	$ 0.54
Net income – Diluted	$ 1.69	$ 1.78

Weighted average number of shares upon which computations are based:
Diluted	26,758,955	26,690,498
Basic	26,565,164	26,559,643
As of
	March 31, 2012	As adjusted ** December 31, 2011

Book value per diluted share	$ 139.87	$ 136.16

* Results are preliminary and unaudited. American National expects to timely file its first quarter 2012 Form 10-Q.
** 2011 amounts have been adjusted for the adoption of ASU 2010-26.
*** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $22.7 billion in assets, $19.0 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John J. Dunn, Jr. (409) 766-6063